EXHIBIT 99.1

BioCorRx, Inc. Finalizes Asset Purchase Agreement to Acquire Naltrexone Implant Formula for Treating Addiction

BioCorRx, Inc. (BICX), developer of the Start Fresh Program® used for the treatment of alcohol and opioid dependence, announces the finalization of an asset purchase agreement with Trinity Compound Solutions (formerly Trinity Rx Solutions) (“Trinity”) for its Naltrexone implant formula with an option to purchase other formulas from Trinity. The Company had previously entered into a letter of understanding (LOU) with Trinity for this agreement. This naltrexone pellet formula is used by a select compounding pharmacist trained to make the specific implant used in the Start Fresh Program. The Company currently has exclusive use rights to the implant in the U.S. and abroad (excluding Australia and New Zealand).

The particular naltrexone implaFFFnt formula used to create the implant which is a part of BioCorRx’s Start Fresh Program has been held as a trade secret by its original inventor and Trinity for approximately a decade. The implant has been used for several years by addiction specialists in Australia and currently by several addiction centers in the U.S.  Any additional formulas owned by Trinity that the Company decides to acquire would be produced and marketed to treat their respective healthcare disorders.

 As mentioned in a press release from the Company earlier this year, the Drug Quality and Security Act signed in November 2013, changed compounding laws. The law allows for the formation of a new type of compounding pharmacy called an "outsourcing facility." This type of pharmacy falls under federal oversight which would presumably result in greater patient safety. The new law was the result of a deadly meningitis outbreak caused by a New England compounding pharmacy in 2012. The Company intends to have the implant produced in an outsourcing facility which the company feels would give the implant wider acceptance within the medical community and with payors. Formula ownership also allows the Company to better evaluate and control the process of submitting the implant for FDA approval.

“This deal has been in the works for quite some time and we are very pleased to finally have an agreement in place. Trinity has been very patient with us as we focused on other aspects of our operation such as wider distribution establishment. We strongly believe that ownership of the formula and subsequent control over production of the naltrexone implant will bring down costs and streamline processing of orders, especially if produced in an outsourcing facility. While continuing our pursuit of widespread distribution of our program, we are also going to work with our consultants and advisors on developing a pathway for possible regulatory approval for the implant,” stated COO and interim CEO Brady Granier.

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About BioCorRx, Inc.

BioCorRx, Inc. ® (OTCQB: BICX) is an addiction treatment and rehabilitation company offering a unique approach to the treatment of substance abuse addiction. The Start Fresh Program®, a medication-assisted treatment program, consists of two components. The first component of the program consists of an outpatient implant procedure performed by a licensed physician. The implant delivers therapeutic levels of the drug Naltrexone, an opioid antagonist that significantly reduces physical cravings for alcohol and opioids, into the body. The second component of the program developed by BioCorRx, Inc. is a one on one coaching program specifically tailored for the treatment of alcoholism and other substance abuse addictions. Clinic reports show that the treatment program can be successful for individuals who complete the program. For more information on BICX, visit www.BioCorRx.com.

Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

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